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                                                                       EXHIBIT 7
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                    (1) RADA ELECTRONIC INDUSTRIES LIMITED





                        (2) HORSHAM ENTERPRISES LIMITED




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                       SHARE CALL OPTION EXIT AGREEMENT


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                                 Neil Myerson
                                  Solicitors
                                 The Cottages
                                  Regent Road
                                  Altrincham
                              Cheshire  WA14 1RX

                              Tel: 0161-928-2065
                              Fax: 0161-941-3719


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THIS OPTION AGREEMENT is made the          day of                1997


B E T W E E N:-


(1) RADA ELECTRONIC INDUSTRIES LIMITED whose registered office is situated at 12 Medinat Hayehudin Street, P O Box 2059, Hezliya B, Israel, (the "Grantor"); and

(2) HORSHAM ENTERPRISES LIMITED a company existing and operating under the laws of the British Virgin Islands whose registered office is at Columbus Centre Building, Wickams Cay Road, Road Town, Tortola, British Virgin Islands (the "Grantee").


1.   Interpretation
     --------------

     1.1. In this Agreement unless the context otherwise requires the following words and expressions shall bear the meaning set opposite them:-


          "A" Shares"            means such "A" Ordinary Shares of $1 each of
                                 the JVC which shall from time to time be registered in the name of the Grantee and/or the Grantees Associates;


          "Condition Precedent"  means the meaning assigned to the term in the
                                 Share Option Agreement;


          "Consideration"        means the total consideration to be paid by the
                                 Grantor to the Grantee as calculated in
                                 accordance with Clause 3.1 upon the completion of the Option;


          "JVC"                  means NEW REEF HOLDINGS LIMITED, a company

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                                 existing and operating under the laws of the
                                 British Virgin Islands whose registered office is at Columbus Centre Building, Wickams Cay Road, Road Town, Tortola, British Virgin Islands.


          "Grantees Associates"  means such person, company or other entity that the Grantee shall nominate from time to time to subscribe for or hold "A" Shares in accordance with the JVC's Articles of Association;


          "JVC Agreement"        means the agreement dated 11 October 1996 made
                                 between the Grantee (1) and Howard Ping Leung
                                 Yeung (2), the JVC (3), KST Corp (4) and the
                                 Grantee (5);


          "Long Stop Date"       means the meaning ascribed to the term in the
                                 Share Option Agreement;


          "Market Value"         means the average of all closing values for the
                                 purchase of each Rada Share on NASDAQ on the 10 working days prior to the date upon which the Grantor exercised the Share Option;


          "Option" means the right granted pursuant to Clause 2.1 for the Grantee to call for the Grantor to elect for either itself

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                                    and/or the JVC to purchase the Option Shares
                                    from the Grantee or the Grantees Associates upon the Grantee exercising the Option;


          "Option Period"           means the period of 7 years from the date of
                                    the JVC Agreement;


          "NASDAQ" and "NASDAQ      means the definitions ascribed to such
           Regulations"             terms in the JVC Agreement;


          "Rada Shares"             means Ordinary Shares of 0.002 NIS (New
                                    Israeli Shekels) each of the Grantor which are for the time being quoted on NASDAQ;


          "Share Option Agreement"  means the share option agreement dated 11
                                    October 1996 made between the Grantor (1) and the Grantee (2) a copy of which is attached hereto in Part 1 of the Schedule as varied, modified and altered in accordance with a Deed of Amendment made between the Grantor and the Grantee a copy of which is set out in Part 2 of the Schedule;

          "Share Option"            means the option set out in the Share Option
                                    Agreement;

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          "working days"            means those days of the year on which Rada
                                    Shares are traded on NASDAQ.


     1.2 References to statutory provisions shall be construed as references to any statutory modification or re-enactment thereof (whether before on or after the date hereof) for the time being in force and to any former statutory provision replaced (with or without modification) by the provision referred to and shall include all statutory instruments or orders from time to time made pursuant thereto.


     1.3 References to persons shall include references to bodies corporate and unincorporated associations to the singular shall include references to the plural and vice versa and to the masculine shall include references to the feminine and neuter and vice versa.


     1.4 References to Clauses and the Schedule are to Clauses and the Schedule of this Agreement.


     1.5 The headings in this Agreement and the use of underlining are included for convenience only and shall not affect the interpretation or construction of this Agreement.


2.   Option for the Grantee to call for the Grantor and/or the JVC to purchase
     -------------------------------------------------------------------------
     the "A" Shares
     --------------

     2.1 In consideration of the sum of one dollar ($1) paid by the Grantee to the Grantor (receipt of which is acknowledged by the Grantor) the Grantor grants to the Grantee subject to Clause 2.2 the right exercisable at any time during the Option Period to call subject to Clause 2.3 for the Grantor to elect for either itself and/or the JVC to purchase the Option Shares in accordance with the terms and conditions of this Agreement.

     2.2 The Option shall be exercisable only if the Grantee has validly exercised the Share

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          Option and the Grantor and the Grantee have been unable to fulfil the
          Condition Precedent by the Long Stop Date or if the Grantor has failed to complete the Share Option Agreement upon the fulfilment of the Condition Precedent by the latest day provided for the completion of the Share Option in the Share Option Agreement (in which case the exercise of the Option by the Grantee shall be without prejudice to any other right or remedy of the Grantee under the Share Option Agreement).


     2.3 The Grantee may only elect for the JVC to purchase that portion of the "A" Shares the JVC is legally able to purchase (following the passing of appropriate resolutions of the Company to authorize such purchase) in cash by way of a legally valid purchase of own shares at the date for completion of the Option as determined in accordance with Clause
          2.5. The Grantee hereby acknowledges and agrees that it shall be responsible for purchasing that portion of the "A" Shares the JVC is unable or unwilling to purchase as at completion.


     2.4 The Option shall be exercisable at any time during the Option Period, by notice in writing served upon the Grantor.


     2.5 The parties shall be bound to complete the sale and purchase of the "A" Shares as soon as reasonably practical but in any event not later than one month after the date of service of the notice of exercise (or on the next succeeding working day if completion would otherwise fall on a non-working day).


3.   Calculation of the Consideration
     --------------------------------

     3.1 The total consideration for the sale of "A" Shares by the Grantor to the Grantee shall be

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          applying the Market Value, a sum equal to the aggregate value of each
          Rada Share the Grantee would have been entitled to receive (applying the calculation for the exchange of the "A" Shares into Rada Shares set out in clause 3 of the Share Option Agreement) upon the completion of the Share Option Agreement if the Grantor and the Grantee had been able to complete the Share Option by the Long Stop Date following the fulfilment of the Condition Precedent; or


4.   Completion
     ----------

     4.1 Completion of the sale of the "A" Shares to the Grantor shall take place at the offices of the JVC's Solicitors or at such other place as the parties shall mutually agree not later than 3:00 pm on the relevant date.


     4.2  At Completion the Grantee shall deliver to the Grantor:


          4.2.1 a validly constituted transfer to transfer the "A" Shares to the Grantor


          4.2.2 The Grantee's and/or the Grantees Associates share certificate for the "A" Shares.


     4.4 The Grantee shall procure that upon the "A" Shares being transferred to the Grantor that the Grantor is approved and registered as the member of the JVC holding the "A" Shares


5.   Grantor's warranties
     --------------------

     5.1  The Grantor warrants to the Grantee that:-


          5.1.1 the Grantor has and will have full power and authority to grant the Option upon the terms and conditions of this Agreement;

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          5.1.2  the Grantor has obtained all necessary consents of its members, directors and NASDAQ to enter into and complete this Agreement;


          5.1.3 this Agreement complies in all respect with the NASDAQ Regulations and that the Grantor is not aware of any proposals by any competent authority to alter, vary or modify any NASDAQ Regulations;


          5.1.4 None of the NASDAQ Regulations will directly or indirectly apply so as to abrogate, vary, modify or otherwise render void or voidable any of the terms and conditions of this Agreement;


          5.1.5 No rule of Israeli law or rule of law of New York State or of the United States of America will directly or indirectly apply so as to abrogate, vary, modify, alter or otherwise render void or voidable any of the terms and conditions of this Agreement;


          5.1.6  The Grantor is lawfully able to enter into this Agreement;


          5.1.7 The Grantor will issue and be responsible for issuing all notices, circulars, resolutions, and press releases which are required to be issued by NASDAQ Regulations upon:-

                 5.1.7.1 the Grantor and Grantee entering into this Agreement;

                 5.1.7.2 the Grantee serving a notice on the Grantor exercising the Option;

                 5.1.7.3 Completion of the Option.

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     5.2  Each of the Warranties contained in each sub-clause of Clause 5.1 shall be separate and independent.


     5.3 The Warranties contained in each sub-clause of Clause 5.1 shall continue in full force and effect at and after the execution of this Agreement.


6.   Value of Rada Shares
     --------------------

     The Grantor will provide to the Grantee upon request written details of the closing value for the purchase of each Rada Share for any particular previous days' trading on NASDAQ. A statement issued by the Grantor stating the closing value of Rada Shares for any particular previous days trading (in the absence of manifest error) shall be conclusive evidence as to the closing purchase value of Rada Shares.


7.   Entire Agreement
     ----------------

     This Agreement represents the entire agreement between the parties in relation to the subject matter. No variation to this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties hereto.


8.   No Waiver
     ----------

     No waiver of any breach of this Agreement, whether by conduct or otherwise, nor any failure forbearance or delay in exercising any rights or remedies in relation thereto shall be deemed a waiver of any such breach nor shall it prevent any part from subsequently taking any action or


9.   Announcements
     --------------

     No announcement concerning the matters herein provided for or referred to or any ancillary

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     matter shall be made by any party hereto other than as required by law or the NASDAQ Regulations without the prior approval of the other parties hereto (such approval not to be unreasonably withheld or delayed).


10.  Notices
     -------

     Any notice required to be given by any party hereto or to any other shall be deemed validly served if delivered by hand or sent by first class prepaid letter through the post or by facsimile to the address of the party to be served herein given or (being a company) the registered office of such party for the time being and any notice so served at the time of delivery or (as the case may be) transmission and any notice so served through the post shall be deemed to have been served forty eight hours after the time it was posed and in proving such service it shall be sufficient to prove that the notice was properly delivered, transmitted or (as the case may be) addressed prepaid and posted.


11.  Proper Law
     ----------

     This Agreement and the documents to be entered into as provided herein shall be governed and construed in accordance with English Law and the parties hereto submit to the non-exclusive jurisdiction of the English Courts.


12.  Counterparts
     ------------

     12.1 This Agreement may be executed in any number of counterparts, and by the parties hereto on separate counterparts, but in the case shall not be effective until each party has executed at least one counterpart.


     12.2 Each counterpart shall constitute the original of this Agreement, but all the counterparts

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          shall together constitute one and the same instrument.


IN WITNESS whereof the parties have hereunto set their hands the day and year first before written.

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